EXHIBIT 99.2

SELECT BALANCE SHEET DISCLOSURE

Fourth Quarter 2005 (Unaudited)

•	Cash, cash equivalents, and short-term investments at December 31, 2005 were $390.1 million of which $19.4 million was restricted.

•	Long-term debt balance at December 31, 2005 was $472.6 million, which reflects debt financing for aircraft purchases, pre-delivery deposit financing, and capital leases for spare engines.

•	Stockholders equity at December 31, 2005 was $352.5 million.

•	Unit revenue for the fourth quarter was up 15.7 percent.

•	During the fourth quarter of 2005, we took delivery of two B717 aircraft and four B737 aircraft.

•	As of December 31, 2005, the number of aircraft in our fleet that are leased or owned include 77 leased B717 aircraft and 15 leased B737 aircraft and 8 owned B717 aircraft and 5 owned B737 aircraft

COMPANY ESTIMATES/FORWARD LOOKING STATEMENTS FOR 2006

•	The following table contains our 2006 projections for capacity growth:

PERIOD	CAPACITY GROWTH
Q1 2006	23%
Q2 2006	20%
Q3 2006	27%
Q4 2006	23%
FY 2006	23%

•	We estimate 2006 aircraft purchase deposits for future aircraft deliveries to be 26.2 million, net of purchase deposit payment (PDP) financing. The following table depicts our expected aircraft deliveries for 2006:

PERIOD	BOEING 737	BOEING 717
Q1 2006	5	0
Q2 2006	5	2
Q3 2006	3	0
Q4 2006	5	0
FY 2006	18	2

•	We project that our 2006 all-in per gallon of fuel, including the benefits of hedging, will be in the range of $1.95 - $2.05. The following table depicts the percentage of our expected fuel consumption that is hedged for 2006 and the average price per gallon for the respected quarter:

PERIOD	EXPECTED FUEL HEDGE	PRICE PER GALLON
Q1 2006	37%	$2.00 - $2.05
Q2 2006	34%	$1.90 - $1.95
Q3 2006	22%	$1.85 - $1.90
Q4 2006	22%	$1.90 - $1.95

•	The following table depicts our 2006 range for expected increases and decreases non-fuel unit costs:

PERIOD	NON-FUEL UNIT COST
Q1 2006	Up 2% - 3%
Q2 2006	Up 2% - 3%
Q3 2006	Down 2% - 3%
Q4 2006	Down 1% - 2%
FY 2006	Flat to Slightly Down

•	We expect 2006 maintenance costs to increase, as B717 aircrafts continue to move out of warranty. There is the potential that maintenance costs will turn around in 2007 due to an increase in B737 aircrafts still in warranty, however.

•	We project the corporate income tax rate for the 2006 calendar year to be in the range of 38% to 40%.

•	We estimate 2006 non-aircraft related capital expenditures to be $25 million.

•	We estimate that our 2006 principal debt payments to total $71.2 million.

•	We estimate that our 2006 expense for stock options to be less than one million, as a result of adopting Statement of Financial Standards (SFAS) No. 123R, “Share-Based Payment.”

•	Based on the current schedule outlook, we anticipate double-digit unit revenue increases for the first half of 2006.